Norman l. Frohreich President and Chief Executive Officer FullCircle Registry, Inc 161 Alpine Drive Shelbyville, KY 40065-8878 Phone: (502) 410-4500 Fax: (502)633-6163

Exhibit 99.1

Insurance & Financial Services

November 11, 2010

Dear FullCircle Registry Inc. Shareholders,

Notification of Postponement of November 22, 2010 Shareholder Meeting

This is to notify you that the shareholder meeting scheduled for November 22, 2010 has been postponed until after the holiday season.

The meeting is being rescheduled due to lower than expected shareholder turnout.  Management received communication from many stockholders that represented they had conflicts with the Thanksgiving holiday week. The meeting will be rescheduled at a later date after the first of next year.  You will be notified by the company once a new date has been chosen.

Potential Movie Theatre Acquisition

The management of FullCircle is pleased to announce that we have entered into negotiations for the first of what we believe to be many business acquisitions.  On October 14, 2010, we entered into a non-binding letter of intent to acquire a 14 screen movie theatre located near Indianapolis, Indiana from CIA Theatres, LLC in Brandenburg, Kentucky.

Since that time, we have taken several steps to move forward with this acquisition. We have retained an independent certified public accounting firm to assist in reviewing the finances of the movie theatre. We have hired an independent appraiser to value the theatre and its assets. And we have filed paperwork with the Secretary of State of the Commonwealth of Kentucky to set up a subsidiary, FullCircle Entertainment, Inc., to purchase the business. Once we have completed our review and we have determined that we will proceed with the acquisition, we will immediately notify our shareholders.

This acquisition is part of our Phase Two plans where the company will purchase profitable and private companies providing an exit plan and liquidity for the principles of private companies.

With this acquisition, our company will be expanding our business activities into the entertainment industry.  We are excited with the prospects of this new direction.

We apologize for any inconvenience the rescheduling of the November 22, 2010 may have caused you.  Please feel free to contact me if you have any questions.

Sincerely,

/s/ Norman L. Frohreich

Norman L. Frohreich, President and CEO

www.fullcircleregistry.com

11/11/2010